MedWorth Acquisition Corp. Completes Initial Public Offering

MIAMI, FL, July 2, 2013 (GlobeNewsWire) – MedWorth Acquisition Corp. (NASDAQ: MWRX), a newly-formed blank check company focused on the U.S. specialty pharmacy, infusion pharmacy and drug distribution sectors (the "Company"), announced today that it has completed its initial public offering of 6,600,000 shares of Common Stock (the "Public Shares"). The shares were sold at an offering price of $8.00 per share, generating gross proceeds of $52,800,000 to the Company. In addition, the Company has granted the underwriters a 45-day over-allotment option to purchase up to an additional 990,000 shares. EarlyBirdCapital, Inc. acted as the representative of the underwriters of the initial public offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission’s website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016.

The Company has deposited $55,176,000 (including $5,074,000 of proceeds from the sale of 634,250 shares of Common Stock to the Company's sponsors in a private placement), or $8.36 per Public Share, into a trust account at UBS Financial Services, Inc. maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to the offering.

An audited balance sheet as of July 2, 2013 and accompanying notes reflecting receipt of the proceeds upon the consummation of the initial public offering will be issued by the Company and included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

MedWorth Acquisition Corp. is a newly-formed blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. The Company's efforts to identify an initial prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search on companies operating in the U.S. healthcare market, with specific focus on the specialty pharmacy, infusion pharmacy and drug distribution sectors.

Registration statements relating to the Public Shares were filed and declared effective by the Securities and Exchange Commission on June 26, 2013 and June 27, 2013. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to Charles F. Fistel, Chief Executive Officer, and Stephen B. Cichy, President, of the Company. They can be reached via telephone at 305-347-5180.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.